Exhibit 99.1

Viking Therapeutics Announces Purchase Agreements for up to $16.25 Million with Lincoln Park Capital

SAN DIEGO, CA – September 29, 2017 – Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced it has entered into a $15.0 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor.

In addition and under a separate purchase agreement, LPC has agreed to purchase $1.25 million of Viking’s registered common stock at $1.78 per share, which represents a 14% premium to the closing market price of the stock on September 27, 2017.

Under the common stock purchase agreement, Viking will have the right and sole discretion to sell to LPC up to $15.0 million in shares of common stock over a 30-month period contingent and commencing upon the effectiveness of the resale registration statement discussed below and satisfaction of other conditions contained in the agreement.  Proceeds from the sales will be used for general corporate purposes, including advancing the company’s drug development pipeline.

“This agreement provides Viking with potential future access to capital at attractive terms,” said Brian Lian, Ph.D., chief executive officer of Viking.  “This affords the company greater flexibility to pursue the most advantageous path forward with our Phase 2 programs for hip fracture and fatty liver disease, as well as our earlier-stage programs.  We continue to anticipate top line results from our Phase 2 trial of VK5211 in hip fracture in the fourth quarter of 2017.”

Under the terms of the common stock purchase agreement, Viking will control the timing and amount of any future sale of shares of common stock to LPC.  LPC has no right to require any sales by Viking under the agreement, but is obligated to make purchases according to Viking’s direction, as governed by the agreement. There are no upper limits to the price LPC may pay to purchase common stock from Viking and the purchase price of the shares will be based on the prevailing market prices of Viking’s shares at the time of each sale to LPC.  LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Viking’s shares of common stock.  There are no limitations on the use of proceeds, and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. In consideration for entering into the purchase agreement, Viking has issued shares of common stock to Lincoln Park as a commitment fee.  Viking maintains the right to terminate the common stock purchase agreement at any time, at its discretion, without any additional cost or penalty. A description of the common stock purchase agreement and related registration rights agreement is set forth in Viking’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (SEC).

Maxim Group LLC served as a financial advisor to the Company in connection with the purchase agreements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

About Lincoln Park Capital Fund, LLC

LPC is an institutional investor headquartered in Chicago, Illinois which manages a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, cleantech, energy, real estate and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding the closing of the transactions contemplated under the stock purchase agreements and the use of proceeds from the sales of stock under the stock purchase agreements, the company’s ability to sell shares to LPC pursuant to the $15.0 million common stock purchase agreement, whether the resale registration statement related to the shares issued and issuable pursuant to the $15.0 million common stock purchase agreement with LPC will be declared effective by the SEC and remain effective, the company’s development activities, expectations regarding the announcement of clinical trial data and VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the SEC, including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Contacts:

Viking Therapeutics, Inc.

Michael Morneau

Chief Financial Officer

858-704-4676

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com